SCHEDULE 14A
			      (Rule 14a-101)
		  INFORMATION REQUIRED IN PROXY STATEMENT
			 SCHEDULE 14A INFORMATION

		 Proxy Statement Pursuant to Section 14(a)
		  of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

			 ARV Assisted Living, Inc.

	     (Name of Registrant as Specified in Its Charter)

			   Emeritus Corporation

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2)     Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)     Proposed maximum aggregate value of transaction:

      (5)     Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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   Contacts: Kelly J. Price
     Chief Financial Officer
     Emeritus Corporation
     206-298-2909
     or
     Roy Winnick/Mark Semer
     Kekst and Company
     212-521-4842/4802


EMERITUS CORP. RESPONDS TO ARV ASSISTED LIVING, INC. ACTION
THAT WOULD GIVE PROMETHEUS 39.1% STAKE IN ARV

-- Emeritus Files Suit in Superior Court in Orange County,
California to Block Note Redemption --


SEATTLE, WA, December 9, 1997 -- Emeritus Corporation (Amex: ESC), of Seattle, a leader in the assisted living industry, today issued the following statement in response to the announcement yesterday that ARV Assisted Living, Inc. (Amex: SRS; formerly Nasdaq: ARVI), of Costa Mesa, California, has redeemed the $60 million principal amount of ARV's 6.75% Convertible Subordinated Notes due 2007 (the "Convertible Debt") for approximately 4.3 million shares of ARV Common Stock:

"We know of no valid business reason that would justify ARV's decision to redeem the Convertible Debt. The redemption demonstrates what we have suspected all along -- that ARV does not care about maximizing value for its existing shareholders and that the transactions between ARV and Prometheus are nothing more than an attempt by ARV's Board to buy votes for itself in advance of ARV's annual meeting. All ARV has done is repackage the original transaction with Prometheus announced in July in order to avoid a shareholder vote. To date, Prometheus has purchased, according to ARV's calculations, 39% of ARV's common stock at an effective price of $14 per share -- well below the value of $17.25 per share as represented in ARV's recent press release and also at a discount to the current market price. Consequently, the existing shareholders are significantly diluted and are effectively precluded from considering alternative proposals. As such, ARV's actions constitute an egregious breach of fiduciary duty by ARV's Board that may not be indemnifiable.
As significant shareholders of ARV, holding over a million shares, we have filed suit in Superior Court in Orange County, California, seeking, among other things, to block redemption of the Convertible Debt which Prometheus has held for only six weeks, to undo all of the Prometheus transactions, which we believe are not in the best interest of shareholders, and to rescind ARV's poison pill, which is preventing Emeritus and other parties from consummating a transaction to purchase all the shares of ARV at a premium, and unfairly allowing Prometheus to acquire vast amounts of stock at a discount to market."

Emeritus is a senior housing services company focused on operating residential-style assisted-living communities. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus currently holds interests in 116 communities representing capacity for 11,000 residents in 25 states and Canada (including a minority interest in Alert Care Corp.). Emeritus' common stock is traded on the American Stock Exchange under the symbol "ESC".

The following persons may be considered to be participants in the forthcoming proxy solicitation (those marked with an * are Emeritus' proposed nominees for election to ARV's board): Emeritus Corporation, Martin Roffe*, Thilo Best *, Richard Sontgerath*, Al Edmiston*, Frank Ruffo*, Charles Uhlman*, Stanley Baty*, Jason Geisenger*, Patrick Duff*, Jonathan Teague*, Jim Keller*, Bill Shorten*, Suzette McCanless*, Gary Becker*, Russ Kubik*, Deutsche Morgan Grenfell Inc. ("DMG"), Federico G.M. Mennella, and Philip Noblet. The persons listed above may have an interest in the election of the Emeritus nominees due to the fact that Emeritus has approached ARV with an acquisition proposal and the election of the Emeritus nominees to the ARV Board may facilitate a transaction between ARV and Emeritus. In the normal course of their business, DMG and its associates may from time to time buy and sell securities issued by ARV and its affiliates for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV securities or option contracts or other derivatives in or relating to ARV securities. Emeritus is the beneficial owner of 1,077,200 shares of ARV common stock. Stanley Baty, an Emeritus nominee, owns 1,000 shares of ARV common stock. To the knowledge of Emeritus, none of the other persons listed above has any interest, direct or indirect, by security holdings or otherwise in ARV. DMG does not admit that it or any of its directors, officers or employees is a participant in the solicitation by Emeritus.
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